Exhibit 99

Vishay Reports Results for Second Quarter 2008

  Revenues for second quarter 2008 were $774 million.
  Loss from continuing operations of $3.98 per diluted share for the second quarter 2008 was substantially attributable to the after tax impact of a noncash goodwill impairment charge and certain other items (enumerated below) totaling $4.21 per share, for adjusted income from continuing operations per share of $0.23.
  Cash generated from operations was $65 million and capital expenditures were $32 million in the second quarter 2008.
  Repatriated $250 million of cash for anticipated repayment of convertible notes resulting in a net tax expense of approximately $9.9 million.
  Guidance for revenues of $750 to $770 million at flat gross margins for the third quarter 2008.

MALVERN, Pa.--(BUSINESS WIRE)--Dr. Felix Zandman, Executive Chairman of the Board, and Dr. Gerald Paul, President and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE:VSH), announced today that net revenues for the fiscal quarter ended June 28, 2008 were $774.4 million, compared to $715.9 million for the fiscal quarter ended June 30, 2007.

Vishay reported a loss from continuing operations in the second quarter of 2008 of $741.7 million, or $3.98 per share. The loss includes the previously announced noncash goodwill impairment charge, which has now been preliminarily determined to be $800 million ($770 million, net of tax). The amount of the impairment charge is based on a preliminary analysis and may be adjusted in the third quarter.

While the goodwill impairment charge reduces reported results under U.S. generally accepted accounting principles (“GAAP”), it is noncash in nature and does not affect Vishay’s liquidity, cash flows from operating activities, or debt covenants, or have any impact on future operations.

Under U.S. GAAP, goodwill is not amortized, but rather is tested for impairment at least annually. These tests for impairment are performed more frequently if there are triggering events. In light of a sustained decline in market capitalization for Vishay and its peer group companies, and other factors, Vishay determined that an interim impairment test was necessary as of the end of the second fiscal quarter.

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, prescribes a two-step method for determining goodwill impairment. Since the adoption of SFAS No. 142, Vishay has utilized a comparable companies market multiple approach to determine the fair value of its reporting units. Accordingly, changes in the market capitalization of Vishay’s peer group companies have a material impact on the goodwill impairment test.

The second quarter 2008 results also include a pretax charge for restructuring and severance costs of $8.9 million and $9.9 million of tax expense associated with the repatriation of cash from certain non-U.S. subsidiaries. On an after tax basis, these items and the goodwill impairment charge had a negative $4.21 per share effect on earnings (loss) from continuing operations.

On August 1, 2008, Vishay expects to be required to repurchase its convertible subordinated notes (pursuant to the option of the holders) for the principal amount of $500 million plus accrued interest. Holders of the notes must validly exercise their option prior to 5:00 pm New York City time today, July 29, 2008. In order to meet this approaching obligation, Vishay repatriated approximately $250 million of cash from non-U.S. subsidiaries. This repatriation of cash resulted in net tax expense of approximately $9.9 million, after the utilization of net operating losses and tax credits.

Income from continuing operations for the fiscal quarter ended June 30, 2007 was $42.0 million, or $0.22 per diluted share. Income from continuing operations for the fiscal quarter ended June 30, 2007 was impacted by pretax charges for restructuring and severance costs of $1.2 million and related asset write-downs of $2.7 million. These items and their tax-related consequences, plus additional tax expense for changes in uncertain tax positions of $3.4 million, had a negative $0.04 per share effect on income from continuing operations.

Net revenues for the six fiscal months ended June 28, 2008 were $1,507.7 million, compared to $1,374.1 million for the six fiscal months ended June 30, 2007. The loss from continuing operations for the six fiscal months ended June 28, 2008 was $724.1 million or $3.89 per share, compared to income from continuing operations of $92.0 million or $0.48 per diluted share for the six fiscal months ended June 30, 2007.

The loss from continuing operations for the six fiscal months ended June 28, 2008 was impacted by pretax charges for goodwill impairment of $800 million, restructuring and severance costs of $27.1 million, related asset write-downs of $4.2 million, and $9.9 million of tax expense associated with the repatriation of cash from certain non-U.S. subsidiaries. Including the tax effects of the pretax charges, these items had a negative $4.30 per share effect on earnings (loss) from continuing operations.

Income from continuing operations for the six fiscal months ended June 30, 2007 was impacted by pretax charges for restructuring and severance costs of $3.3 million and related asset write-downs of $2.7 million. These items and their tax-related consequences, plus additional tax expense for changes in uncertain tax positions of $3.4 million, had a negative $0.04 per share effect on income from continuing operations.

On April 7, 2008, Vishay sold the automotive modules and subsystems business unit (“ASBU”) acquired on April 1, 2007 as part of the acquisition of the PCS business of International Rectifier. The operations of ASBU have been classified as discontinued operations. Including the loss from discontinued operations, the net loss for the fiscal quarter and six fiscal months ended June 28, 2008 was $741.7 million and $766.3 million, respectively, compared to net earnings of $40.7 million and $90.7 million, respectively, for the comparable prior year periods.

Commenting on the results for the second quarter 2008, Dr. Paul stated, “Despite uncertain economic conditions, Vishay’s sales volume increased during the second quarter, although foreign currency effects and raw material price increases have kept gross margins lower than expected. We generated $65 million of cash from operations, and we continue to expect a year of good cash generation from operations and lower capital expenditures than in the previous year.”

Commenting on the outlook for the third quarter 2008, Dr. Paul continued, “We expect sales for the third quarter to be in the range of $750 million to $770 million at flat gross margins.”

Commenting on the Company’s acquisition and R&D activities, Dr. Felix Zandman, Executive Chairman of the Board and Chief Technical and Business Development Officer, stated, “We continue to explore acquisition targets in all spaces we operate in, namely in niche businesses for passive components, semiconductors and weighing systems. Our R&D programs are on target. The share of new products released to the market continues to increase. We remain optimistic about the future success of our businesses.”

A conference call to discuss second quarter financial results is scheduled for Tuesday, July 29, 2008 at 10:00 AM ET. The dial-in number for the conference call is 877-589-6174 (+1 706-643-1406 if calling from outside the United States or Canada) and the conference ID is #54365719.

There will be a replay of the conference call from 12:30 PM ET on Tuesday, July 29, 2008 through 11:59 PM ET on Sunday, August 3, 2008. The telephone number for the replay is 800-642-1687 (+1 706-645-9291 if calling from outside the United States or Canada) and the access code is #54365719.

There will also be a live audio webcast of the conference call. This can be accessed directly from the Investor Relations section of the Vishay website at http://ir.vishay.com.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, and optoelectronics and selected ICs) and passive electronic components (resistors, capacitors, inductors, sensors, and transducers). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, and medical markets. Its product innovations, successful acquisition strategy, and ability to provide "one-stop shop" service have made Vishay a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, and capital expenditures are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those anticipated. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions, particularly in the markets that we serve; competition and technological changes in our industries; changes in foreign currency exchange rates; difficulties in implementing our cost reduction strategies; difficulties in new product development; our ability to identify suitable acquisition targets and to successfully negotiate and consummate their acquisition, difficulties in integrating acquired companies, and otherwise realizing the anticipated benefits of their operations; our ability to attract and retain highly qualified personnel, particularly in respect of our acquired businesses; and other factors affecting our operations that are set forth in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Management believes that stating the impact on net earnings of items such as goodwill impairments, restructuring and severance, asset write-downs, special tax items and other items not reflecting on-going operating activities is meaningful to investors because it provides insight with respect to intrinsic operating results of the Company and, management believes, is a common measure of performance in the industries in which the Company competes. Investors should be aware, however, that this is a non-GAAP measure of performance and should not be considered as a substitute for the comparable GAAP measure.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended
	June 28,	June 30,
	2008	2007

Net revenues	$774,364	$715,861
Costs of products sold	594,645	537,946
Gross profit	179,719	177,915
Gross margin	23.2%	24.9%

Selling, general, and administrative expenses	121,021	113,254
Restructuring and severance costs	8,909	1,240
Asset write-downs	-	2,665
Impairment of goodwill	800,000	-
Operating income (loss)	(750,211)	60,756
Operating margin	-96.9%	8.5%

Other income (expense):
Interest expense	(6,078)	(7,407)
Minority interest	(269)	(258)
Other	4,673	4,348
Total other income (expense) - net	(1,674)	(3,317)

Income (loss) from continuing operations, before taxes	(751,885)	57,439

Income tax expense (benefit)	(10,194)	15,394

Income (loss) from continuing operations	(741,691)	42,045

Loss from discontinued operations, net of tax	-	(1,298)

Net earnings (loss)	$(741,691)	$40,747

Basic earnings (loss) per share:*
Continuing operations	$(3.98)	$0.23
Discontinued operations	$-	$(0.01)
Net earnings (loss)	$(3.98)	$0.22

Diluted earnings (loss) per share:*
Continuing operations	$(3.98)	$0.22
Discontinued operations	$-	$(0.01)
Net earnings (loss)	$(3.98)	$0.22

Weighted average shares outstanding - basic	186,371	185,422

Weighted average shares outstanding - diluted	186,371	192,578

* May not add due to rounding.

VISHAY INTERTECHNOLOGY, INC.
Summary of Operations
(Unaudited - In thousands except earnings per share)

	Six fiscal months ended
	June 28,	June 30,
	2008	2007

Net revenues	$1,507,677	$1,374,053
Costs of products sold	1,155,495	1,020,987
Gross profit	352,182	353,066
Gross margin	23.4%	25.7%

Selling, general, and administrative expenses	240,084	218,722
Restructuring and severance costs	27,111	3,266
Asset write-downs	4,195	2,665
Impairment of goodwill	800,000	-
Operating income (loss)	(719,208)	128,413
Operating margin	-47.7%	9.3%

Other income (expense):
Interest expense	(12,662)	(14,598)
Minority interest	(747)	(547)
Other	4,475	9,913
Total other income (expense) - net	(8,934)	(5,232)

Income (loss) from continuing operations, before taxes	(728,142)	123,181

Income tax expense (benefit)	(4,021)	31,172

Income (loss) from continuing operations	(724,121)	92,009

Loss from discontinued operations, net of tax	(42,136)	(1,298)

Net earnings (loss)	$(766,257)	$90,711

Basic earnings (loss) per share:*
Continuing operations	$(3.89)	$0.50
Discontinued operations	$(0.23)	$(0.01)
Net earnings (loss)	$(4.11)	$0.49

Diluted earnings (loss) per share:*
Continuing operations	$(3.89)	$0.48
Discontinued operations	$(0.23)	$(0.01)
Net earnings (loss)	$(4.11)	$0.47

Weighted average shares outstanding - basic	186,357	184,942

Weighted average shares outstanding - diluted	186,357	203,702

* May not add due to rounding.

VISHAY INTERTECHNOLOGY, INC.
Consolidated Condensed Balance Sheets
(In thousands)

	June 28,	December 31,
	2008	2007
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$585,787	$537,295
Accounts receivable - net	462,693	441,772
Inventories:
Finished goods	164,021	159,713
Work in process	243,823	224,667
Raw materials	181,653	170,329
Deferred income taxes	25,641	26,426
Prepaid expenses and other current assets	182,048	182,599
Total current assets	1,845,666	1,742,801

Property and equipment, at cost:
Land	103,244	101,938
Buildings and improvements	512,681	485,342
Machinery and equipment	2,101,710	2,001,390
Construction in progress	93,704	101,659
Allowance for depreciation	(1,593,365)	(1,469,331)
Net property and equipment	1,217,974	1,220,998

Goodwill	882,140	1,676,497

Other intangible assets, net	198,512	192,591

Other assets	178,438	162,348
Total assets	$4,322,730	$4,995,235

VISHAY INTERTECHNOLOGY, INC. Consolidated Condensed Balance Sheets (continued) (In thousands)

	June 28, 2008	December 31, 2007
	(Unaudited)
Liabilities and stockholders' equity
Current liabilities:
Notes payable to banks	$36	$30
Trade accounts payable	158,183	173,039
Payroll and related expenses	143,327	140,879
Other accrued expenses	257,063	246,981
Income taxes	31,779	34,653
Current portion of long-term debt	263,105	1,346
Total current liabilities	853,493	596,928

Long-term debt less current portion	344,204	607,237
Deferred income taxes	22,534	24,216
Deferred grant income	3,687	1,044
Other liabilities	131,797	122,958
Accrued pension and other postretirement costs	285,512	280,713

Minority interest	5,271	5,364

Stockholders' equity:
Common stock	17,198	17,198
Class B common stock	1,435	1,435
Capital in excess of par value	2,254,411	2,252,297
Retained earnings	159,318	925,575
Accumulated other comprehensive income	243,870	160,270
Total stockholders' equity	2,676,232	3,356,775
Total liabilities and stockholders' equity	$4,322,730	$4,995,235

VISHAY INTERTECHNOLOGY, INC.
Reconciliation of Earnings Per Share
(Unaudited - In thousands except earnings per share)

	Fiscal quarter ended		Six fiscal months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Numerator:

Numerator for basic earnings per share:
Income (loss) from continuing operations	$(741,691)	$42,045	$(724,121)	$92,009
Loss from discontinued operations	-	(1,298)	(42,136)	(1,298)
Net earnings (loss)	$(741,691)	$40,747	$(766,257)	$90,711

Adjustment to the numerator for continuing operations and net earnings:
Interest savings assuming conversion of dilutive convertible and exchangeable notes, net of tax (a)	-	913	-	4,918

Numerator for diluted earnings per share:
Income (loss) from continuing operations	$(741,691)	$42,958	$(724,121)	$96,927
Loss from discontinued operations	-	(1,298)	(42,136)	(1,298)
Net earnings (loss)	$(741,691)	$41,660	$(766,257)	$95,629

Denominator:
Denominator for basic earnings per share:
weighted average shares	186,371	185,422	186,357	184,942

Effect of dilutive securities
Convertible and exchangeable notes (a)	-	6,177	-	17,925
Employee stock options	-	872	-	728
Other	-	107	-	107
Dilutive potential common shares	-	7,156	-	18,760

Denominator for diluted earnings per share:
adjusted weighted average shares	186,371	192,578	186,357	203,702

Basic earnings (loss) per share:*
Continuing operations	$(3.98)	$0.23	$(3.89)	$0.50
Discontinued operations	$-	$(0.01)	$(0.23)	$(0.01)
Net earnings (loss)	$(3.98)	$0.22	$(4.11)	$0.49

Diluted earnings (loss) per share:*
Continuing operations	$(3.98)	$0.22	$(3.89)	$0.48
Discontinued operations	$-	$(0.01)	$(0.23)	$(0.01)
Net earnings (loss)	$(3.98)	$0.22	$(4.11)	$0.47

* May not add due to rounding.

Diluted earnings per share for the periods

	Fiscal quarter ended		Six fiscal months ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Convertible and exchangeable notes:
Convertible Subordinated Notes, due 2023 (a)	23,496	23,496	23,496	11,748
Exchangeable Unsecured Notes, due 2102	6,176	-	6,176	-
Weighted average employee stock options	4,431	2,527	4,483	3,297
Weighted average warrants	8,824	8,824	8,824	8,824
Weighted average other	267	-	201	-

(a) In June 2007, the Company’s Board of Directors adopted a resolution pursuant to which the Company intends to waive its rights to settle the principal amount of the notes in shares of Vishay common stock. In accordance with the resolution of its Board, in the future if notes are tendered for repurchase, Vishay will pay the repurchase price in cash, and if notes are submitted for conversion, Vishay will value the shares issuable upon conversion and will pay in cash an amount equal to the principal amount of the converted notes and will issue shares in respect of the conversion value in excess of the principal amount. Accordingly, for the second quarter of 2007 and future periods, the Company calculates the number of shares issuable under the terms of the notes based on the average market price of Vishay common stock during the period, and includes that number in the total diluted shares figure for the period. If the average market price is less than $21.28, no shares will be included in the diluted earnings per share computation, as the effect would be antidilutive.

For periods prior to the second quarter of 2007, the notes were considered conventional convertible debt, and included in the earnings per share computation assuming they were converted into 23,496 shares of common stock if the effect of their inclusion was dilutive.

CONTACT:
Vishay Intertechnology, Inc.
Richard N. Grubb
Executive Vice President and Chief Financial Officer
+1-610-644-1300
or
Peter G. Henrici
Senior Vice President Corporate Communications
+1-610-644-1300